Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(f) under the Securities Exchange Act, as amended, the undersigned hereby agree to the joint filing on behalf of each of them on a statement on Schedule 13D (including amendments thereto) with respect to the Class A Common Stock, par value $.001 per share, of Lpath, Inc. and that this Agreement be included as an Exhibit to such joint filing.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 13th day of December, 2007.

DONALD R SWORTWOOD TRUST DATED
JULY 7, 1995

By:	/s/Donald Swortwood
Donald Swortwood, Trustee

/s/Donald Swortwood
Donald Swortwood